As filed with the Securities and Exchange Commission on February 6, 2024

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FUSION FUEL GREEN PLC

(Exact Name of Registrant as Specified in its Charter)

Ireland	N/A
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

The Victorians

15-18 Earlsfort Terrace

Saint Kevin’s

Dublin 2, D02 YX28, Ireland

+353 1 920 1000

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

28 Liberty Street

New York, NY 10005

(212) 894-8940

(Name, address and telephone number of agent for service)

Copies to:

David Alan Miller, Esq. Jeffrey M. Gallant, Esq. Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174 Telephone: (212) 818-8800	Connor Manning, Esq. Arthur Cox LLP Ten Earlsfort Terrace Dublin 2, D02 T380 Ireland Telephone: +353 1 920 1040

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [  ]

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company [X]

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated February 6, 2024

FUSION FUEL GREEN plc

______ Class A Ordinary Shares

This prospectus relates to the offer and sale from time to time by the selling shareholders identified herein or their permitted transferees (each, a “selling shareholder” and collectively, the “selling shareholders”) of up to ______ Class A ordinary shares, par value $0.0001 par value per share (“Class A Ordinary Shares”), of Fusion Fuel Green plc, a public limited company incorporated in Ireland (the “Company,” "we," "us" and "our").

The Class A Ordinary Shares offered for sale may be issued to the selling shareholders upon conversion and exercise of certain convertible notes (the “Placement Notes”) and warrants (the “Placement Warrants”), respectively, subscribed for in a private placement pursuant to a Securities Subscription Agreement, dated November 21, 2023 by and among the Company and the selling shareholders (the “Securities Subscription Agreement”), as described further herein. We are registering the securities described above for resale pursuant to a registration rights agreement (the “Registration Rights Agreement”) executed between us and the selling shareholders in connection with the Securities Subscription Agreement. The selling shareholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. The selling shareholders may, or may not, elect to sell their Class A Ordinary Shares covered by this prospectus, from time to time as and to the extent they may determine, through public or private transactions at prevailing market prices or at privately negotiated prices.

We will not receive any of the proceeds from the sale by the selling shareholders of the Class A Ordinary Shares, although we may receive up to a maximum of $___ from the exercise of warrants exercised by the selling shareholders assuming all of such warrants are exercised on a cash basis (assuming $1.15 million of Placement Notes are issued).

Our Class A Ordinary Shares and public warrants (which are different from the Placement Warrants) trade on the Global Market of The Nasdaq Stock Market, or “Nasdaq,” under the symbols “HTOO” and “HTOOW” respectively. The last sale price of our Class A Ordinary Shares and warrants on January 30, 2024 was US$1.11 per share and US$0.12 per warrant, respectively.

Investing in our securities involves risks. See “Risk Factors” beginning on page 6 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated ____, 2024

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission (the “SEC”). Under this registration statement and prospectus, the selling shareholders may, from time to time, sell up to _____ Class A Ordinary Shares as described in this prospectus. It is important for you to read and consider all of the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement before making any decision whether to invest in our Class A Ordinary Shares. This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document, as described in “Where You Can Find Additional Information” beginning on page 23 in this prospectus. You should also read and consider the additional information contained in the documents that we have incorporated into this prospectus by reference described under the heading “Incorporation by Reference of Certain Documents” beginning on page __ in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not, and the selling shareholders have not, authorized anyone to give or provide any information different from the information that is contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement and, if given, such information must not be relied upon as having been made or authorized by us. The information contained in this prospectus is accurate only as of the date on the front of this prospectus and information appearing in any applicable prospectus supplement is accurate only as of the date of the applicable prospectus supplement. Additionally, any information we have incorporated by reference in this prospectus or any applicable prospectus supplement is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any sale of our Class A Ordinary Shares. Our business, financial condition, results of operations and prospects may have changed since that date.

To the extent this prospectus or any applicable prospectus supplement contains summaries of the documents referred to herein or therein, you are directed to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of such documents as described below in the section titled “Where You Can Find Additional Information.”

We are not, and the selling shareholders are not, making an offer to sell the securities in any jurisdiction where the offer or sale thereof is not permitted. This prospectus or any accompanying prospectus supplement does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

This prospectus contains references to a number of trademarks which are registered or for which we have pending applications or common law rights. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus supplement and the documents we incorporate by reference are listed without the ®, (sm) and (tm) symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere in this prospectus and in the documents incorporated in this prospectus by reference, including our Annual Report on Form 20-F for the fiscal year ended December 31, 2022 (the “Annual Report”), and is qualified in its entirety by the more detailed information herein and therein. This summary may not contain all of the information that is important to you. You should read the entire prospectus and the documents incorporated by reference in this prospectus, including the information in “Risk Factors” and our financial statements and the related notes thereto, before making an investment decision.

 Unless otherwise stated in this prospectus, references to dollar amounts mean United States Dollars.

History and Overview

Fusion Fuel Green plc (“Fusion Fuel,” the “Company,” “we,” “us,” “our” and similar terms) was incorporated in Ireland on April 3, 2020 as a private limited company under the name Dolya Holdco 3 Limited. On July 14, 2020, we changed our name to Fusion Fuel Green Limited. On October 2, 2020, we converted into a public limited company incorporated in Ireland under the name “Fusion Fuel Green plc.” On December 10, 2020, we completed a business combination pursuant to that certain Amended and Restated Business Combination Agreement (“Business Combination Agreement”), which we entered into on August 25, 2020, with HL Acquisitions Corp., a British Virgin Islands business company (“HL”), Fusion Welcome – Fuel, S.A., a public limited company domiciled in Portugal, sociedade anónima (now known as Fusion Fuel Portugal, S.A., “Fusion Fuel Portugal”), Fusion Fuel Atlantic Limited, a British Virgin Islands business company and wholly-owned subsidiary of ours (“Merger Sub”), and the shareholders of Fusion Fuel Portugal (“Fusion Fuel Shareholders”). Pursuant to the Business Combination Agreement, (i) Merger Sub merged with and into HL (the “Merger”), with HL being the surviving entity of the Merger and becoming a wholly-owned subsidiary of ours, and (ii) we acquired all of the issued and outstanding shares of Fusion Fuel Portugal (the “Share Exchange,” and together with the Merger, the “Transactions”), resulting in Fusion Fuel Portugal and HL becoming wholly-owned subsidiaries of ours and the securityholders of Fusion Fuel Portugal and HL becoming securityholders of our company. Immediately following the closing of the Transactions, we consummated the closing of a series of subscription agreements with accredited investors for the sale in a private placement of 2,450,000 Class A Ordinary Shares for an aggregate investment of approximately $25.1 million. Following the Transactions, HL was dissolved.

Our mission is to produce hydrogen with zero carbon emissions, thereby contributing to a future of sustainable and affordable clean energy and the reversal of climate change. We produce green hydrogen with a proprietary combined electrolyzer and solar energy system using own production capabilities and strategic production partnerships.

Our business plan includes the sale of technology to parties interested in generating green hydrogen at an attractive cost (including to natural gas networks, hydrogen refueling stations, ammonia producers, oil refineries, and other similar customers), the development of hydrogen plants to be operated by us and active management of the portfolio of such hydrogen plants as assets, and the sale of green hydrogen as an output in pre-defined high potential areas.

Prior to the Transactions, Fusion Fuel Portugal was a subsidiary of Fusion Welcome, a European leader in concentrated photovoltaic technology or “CPV” technology. Since 2008, Fusion Welcome has installed over 20 solar CPV plants throughout Europe and the MENA (Middle East and North Africa) region, and over time became the leading CPV solar solution provider in Europe. The management team of Fusion Welcome also developed relationships with key stakeholders throughout the energy, regulatory, and commercial spheres. Recognizing the potential of green hydrogen, the management team of Fusion Welcome launched a subsidiary, Fusion Fuel Portugal, in July 2018, to begin R&D of an alternative to Brown and Grey Hydrogen, with the goal of minimizing the associated carbon footprint, and to provide a market solution for meeting emissions reduction targets.

Starting with the principle of recovering waste heat from the solar energy conversion process, Fusion Fuel Portugal began to explore possibilities to use this energy to generate green hydrogen. Fusion Fuel Portugal’s technology was independently validated by the technology department from Lisbon’s Instituto Superior de Técnico (the “University”). The University produced a study commissioned by GALP, a major Portuguese oil and gas multi-national company. The purpose of the study was to perform a technological assessment of the viability of Fusion Fuel Portugal’s Hydrogen Generator. The study found that the Hydrogen Generator’s system presented a “differentiating advantage” with its technology as it has the typical characteristics of a conventional PEM (polymer electrolyte membrane) electrolyzer, but with a reduced size that is compact and integrated in a concentrator photovoltaic system. The reduced size of the electrolyzer allows for thermal and electrical integration through solar concentration directly in the cell. In other similar technologies, the concentrator photovoltaic system is not conducted within the cell. The University study acknowledges that the Hydrogen Generator was built with all of the appropriate materials available on the market and that the integration of the solar photovoltaic concentration system with the HEVO (formerly referred to as the DC-PEHG) electrolyzer seems well achieved. Fusion Fuel Portugal did not commission or fund any portion of this study, nor did Fusion Fuel Portugal have any role in selecting the professor that conducted the study, and has obtained permission to use the results of the study.

Fusion Fuel is bringing its proprietary technology to the market after extensive production research and testing, including external green hydrogen purity testing by LAQV Requimte Laboratory to confirm it can be used for all major industrial purposes and targeted key markets. Fusion Fuel Portugal has developed its first green hydrogen plant in Evora, Portugal (“Evora”). In addition, Fusion Fuel has begun to seek to expand its business in Europe, the Middle East and North Africa (“MENA”) region and the United States.

Private Placement of Notes and Warrants

On November 21, 2023, we entered into a Securities Subscription Agreement with the selling shareholders pursuant to which the selling shareholders committed to subscribe for convertible promissory notes (the “Placement Notes”) in the aggregate principal amount of up to $20 million, in tranches based on certain requirements set forth in the Securities Subscription Agreement. The initial tranche to be closed upon in the initial closing will be $1.15 million. We also agreed to issue to the selling shareholders warrants (the “Placement Warrants”) in an amount equal to 30% of the value of the Placement Notes subscribed for by the selling shareholders (collectively, the “Private Placement”). A condition to the closing of the initial tranche of Placement Notes is the filing and effectiveness of the registration statement of which this prospectus forms a part. We have agreed to register hereby the resale of 200% of the maximum number of shares issuable upon conversion and exercise of the Placement Notes and Placement Warrants, respectively, issued in the first tranche.

In connection and concurrently with the execution of the Securities Subscription Agreement, we also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the selling shareholders pursuant to which we agreed to register 200% of the maximum number of Class A Ordinary Shares issuable upon conversion of the Placement Notes (the “Placement Note Shares”) and exercise of the Placement Warrants (“Placement Warrant Shares”). In accordance with the terms of the Registration Rights Agreement, we are registering the Placement Note Shares and the Placement Warrant Shares for resale pursuant to this prospectus. The Private Placement, the Securities Subscription Agreement, the Placement Notes and the Placement Warrants are more fully described in the section titled “Private Placement of Notes and Warrants” below.

 Corporate Information

Our principal office is located at The Victorians, 15-18 Earlsfort Terrace, Saint Kevin’s, Dublin 2, D02 YX28, Ireland, and our telephone number is +353 1 920 1000. Our agent for service of process in the United States is Graubard Miller, our U.S. counsel, located at The Chrysler Building, 405 Lexington Avenue, New York, New York 10174. Our corporate website is located at www.fusion-fuel.eu. The information on our website shall not be deemed part of this prospectus.

Emerging Growth Company

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). As an emerging growth company, we are eligible, and have elected, to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation (to the extent applicable to a foreign private issuer).

We could remain an emerging growth company until the last day of our fiscal year following the fifth anniversary of the consummation of our initial public offering. However, if our annual gross revenue is US$1.23 billion or more, or our non-convertible debt issued within a three-year period exceeds US$1 billion, or the market value of our ordinary shares that are held by non-affiliates exceeds US$700 million on the last day of the second fiscal quarter of any given fiscal year, we would cease to be an emerging growth company as of the last day of that fiscal year.

Foreign Private Issuer

We are a “foreign private issuer” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a foreign private issuer under the Exchange Act, we are exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations. Moreover, we are not required to file periodic reports and financial statements with the Securities and Exchange Commission (the “SEC”) as frequently or as promptly as domestic U.S. companies with securities registered under the Exchange Act, and we are not required to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information. In addition, our officers, directors, and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our ordinary shares.

The Nasdaq Listing Rules allow foreign private issuers, such as us, to follow home country corporate governance practices (in our case Irish) in lieu of the otherwise applicable Nasdaq corporate governance requirements. In accordance with this exception, we follow Irish corporate governance practices in lieu of certain of the Nasdaq corporate governance standards, as more fully described in our Annual Report, which is incorporated herein by reference. See “Where You Can Find Additional Information” on page 23.

Risk Factor Summary

Investing in our securities involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our securities. Below please find a summary of the principal risks we face. These risks are discussed more fully in “Item 3. Key Information—D. Risk Factors” in the Company’s Annual Report, which is incorporated herein by reference. You should also see the risk factors disclosed below under “Risk Factors” for risks related to this offering.

•	Fusion Fuel has a limited operating history, and accordingly, you have limited financial information on which to evaluate Fusion Fuel and Fusion Fuel’s securities.

•	We may need additional capital in the future to meet our financial obligations and to pursue our business objectives. Additional capital may not be available on favorable terms, or at all, which could compromise our ability to meet our financial obligations and grow our business.

•	The hydrogen production industry is an emerging market and hydrogen production may not receive widespread market acceptance.

•	The economic benefits to our customers of our HEVO based technologies over competitor products depend on the cost of electricity available from alternative sources including local electric utility companies, which cost structure is subject to change.

•	We currently face and will continue to face significant competition.

•	We depend on a few customers for the majority of our revenues and the loss of any such customers could adversely affect our business, financial condition, results of operations and cash flows.

•	Our future success depends in part on our ability to increase our production capacity, and we may not be able to do so in a cost-effective manner and cannot guarantee that our production partners or suppliers ramp up in time.

•	The performance of our HEVO based products may be affected by field conditions and other factors outside of our control, which could result in harm to our business and financial results.

•	Fusion Fuel’s products create a flammable fuel that is an inherently dangerous substance. If our products contain manufacturing defects, our business and financial results could be harmed.

•	If our estimates of the useful life for our products are inaccurate or we do not meet service and performance warranties and guaranties, or if we fail to accrue adequate warranty and guaranty reserves, our business and financial results could be harmed.

•	The failure of our suppliers to continue to deliver necessary raw materials or other components used in our products in a timely manner or at all, or our inability to obtain substitute sources of these components on a timely basis or on terms acceptable to us, could prevent us from delivering our products within required time frames, impair our ability to manufacture our products, could increase our costs of production and could cause installation delays, cancellations, penalty payments, and damage to our reputation.

•	We face supply chain competition, including competition from businesses in other industries, which could result in insufficient inventory and negatively affect our results of operations. Further, we, and some of our suppliers, obtain capital equipment used in our manufacturing process from sole suppliers and, if this equipment is damaged or otherwise unavailable, our ability to deliver our products on time will suffer.

•	We may become subject to product liability claims which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

•	Our patent applications may not result in issued patents, and our issued patents may not provide adequate protection, either of which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours. Our failure to protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights may be costly. In addition, some of our designs could be contested by other technology developers or patent holders which are unknown to us, potentially resulting in increased costs due to licensing agreements or legal costs associated with contesting any claims.

•	Fusion Fuel’s ability to generate revenues is substantially dependent upon it entering into both hydrogen purchase and technology sale agreements with third parties.

•	If Fusion Fuel does not retain its senior management and key employees, or attract and retain additional talent, Fusion Fuel may not be able to grow or achieve its business objectives.

•	Increases in costs, disruption of supply or shortage of raw materials, including membranes, could harm our business.

•	If our manufacturing plant in Benavente suffers delays or becomes inoperable, we will be unable to produce our electrolyzers and our business will be harmed.

•	Our growth strategy is aggressive and includes operating in more territories.

•	We are subject to an increasing sustainability focus.

•	Fusion Fuel expects to experience foreign currency gains and losses. Fluctuations in currency exchange rates can adversely affect its profitability.

•	A transfer of Class A Ordinary Shares or Warrants, other than one effected by means of the transfer of book-entry interests in the Depositary Trust Company (“DTC”), may be subject to Irish stamp duty.

•	If the Class A ordinary shares or warrants are not eligible for deposit and clearing within the facilities of DTC, then transactions in the Class A ordinary shares and/or warrants may be disrupted.

•	An investment in the Class A ordinary shares may result in uncertain U.S. federal income tax consequences.

•	In certain limited circumstances, dividends paid by Fusion Fuel may be subject to Irish dividend withholding tax.

•	Dividends received by Irish residents and certain other shareholders may be subject to Irish income tax.

•	Class A Ordinary Shares or Warrants received by means of a gift or inheritance could be subject to Irish capital acquisitions tax.

•	Attempted takeovers of Fusion Fuel will be subject to the Irish Takeover Rules and will be under the supervisory jurisdiction of the Irish Takeover Panel.

•	Investors may face difficulties in protecting their interests, and their ability to protect their rights through the U.S. federal courts may be limited, because Fusion Fuel is formed under Irish law.

•	An outbreak of a severe public health crisis, such as the coronavirus (“COVID-19”) pandemic, may adversely affect Fusion Fuel’s business, results of operations, and financial condition.

•	As a foreign private issuer, we are exempt from a number of rules under the Exchange Act, we are permitted to file less information with the SEC than domestic companies, and we are permitted to follow home country practice in lieu of the listing requirements of Nasdaq, subject to certain exceptions. Accordingly, there may be less publicly available information concerning us than there is for issuers that are not foreign private issuers.

•	Resales of our Class A ordinary shares or warrants, or the perception that such resales might occur, may cause the market price of the Class A ordinary shares or warrants to drop significantly, even if Fusion Fuel’s business is doing well.

•	A substantial number of our Class A ordinary shares may be issued upon the exercise of our options and warrants which could adversely affect the price of our Class A ordinary shares.

•	Our dual-class voting structure limits your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of Class A ordinary shares may view as beneficial.

•	We may issue additional Class A ordinary shares or other equity securities without seeking shareholder approval, which would dilute your ownership interests and may depress the market price of the Class A ordinary shares.

•	If our Class A ordinary shares or warrants are de-listed from Nasdaq, we could face significant material adverse consequences.

•	The trading price of our Class A ordinary shares or warrants may be volatile, and holders of the Class A ordinary shares or warrants could incur substantial losses.

•	An active trading market of our Class A ordinary shares and warrants may not be sustained, and investors may not be able to resell their Class A ordinary shares and warrants at or above the price for which they purchased such securities.

•	Because we currently do not have plans to pay cash dividends on the Class A ordinary shares, you may not receive any return on investment unless you sell your Class A ordinary shares for a price greater than that which you paid.

THE OFFERING

Class A Ordinary Shares to be offered by the selling shareholders	_______ shares(1)

Class A Ordinary Shares outstanding prior to offering	14,532,500 shares(2)(3)

Class A Ordinary Shares outstanding after the offering	_____ shares(2)(3)(4)

Use of proceeds	All the shares sold under this prospectus will be sold or otherwise disposed of for the account of the selling shareholders, or their pledgees, assignees or successors-in-interest. We will not receive any of the proceeds from the sale by the selling shareholders of the Class A Ordinary Shares, although we may receive up to a maximum of $_____ from the exercise of warrants assuming such warrants are exercised by the selling shareholders for cash (assuming $1.15 million of Placement Notes are issued). See “Use of Proceeds” beginning on page 18 of this prospectus.

Nasdaq Global Market symbol	HTOO

Risk Factors	See “Risk Factors” beginning on page 8 of this prospectus and the other information included in or incorporated by reference into this prospectus for a discussion of the factors you should consider before making an investment decision.

(1)	This amount is an estimate of the maximum number of our Class A Ordinary Shares underlying the Placement Notes and Placement Warrants, with such amount equal to 200% of the sum of (i) the maximum number of Placement Note Shares issuable upon conversion of the Placement Notes (assuming that (x) $1.15 million of Placement Notes that may be subscribed for by the selling shareholders under the Securities Subscription Agreement are so subscribed for, and (y) the Placement Notes are convertible at the Minimum Conversion Price (as defined below) without taking into account any limitations on the conversion of the Placement Notes set forth therein, as described below), and (ii) the maximum number of Placement Warrant Shares issuable upon exercise of the Placement Warrants (assuming that (a) the maximum of $345,000 of Placement Warrants issuable to the selling shareholders under the Securities Subscription Agreement are so issued and (b) the Placement Warrants are exercised at the Minimum Exercise Price (as defined below) without taking into account any limitations on the conversion of the Placement Warrants set forth therein, as described below) without taking into account any limitations on the exercise of the Placement Warrants set forth therein, as described below, all subject to adjustment as described below. The actual number of shares issued upon conversion of the Placement Notes and exercise of the Placement Warrants may be more or less than this amount. See “Risk Factors” and “Private Placement of Notes and Warrants” below.

(2)	Based on our outstanding Class A Ordinary Shares as of [•], 2024.

(3)	This amount does not include an aggregate of 10,526,816 Class A ordinary shares issuable upon exercise of our issued and outstanding options and warrants outstanding as of [•], 2024. This amount also does not include ______ Class A ordinary shares available for issuance, and not subject to outstanding awards, under our 2021 Equity Incentive Plan.

(4)	This amount includes the estimated maximum of _______ of our Class A Ordinary Shares underlying the Placement Notes and Placement Warrants, as described in note 1 above

RISK FACTORS

Any investment in our shares involves a high degree of risk. Potential investors are urged to read and consider the risks and uncertainties relating to an investment in our company set forth below and those set forth in or incorporated by reference into this prospectus, including those set forth in our most recent annual report on Form 20-F. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and results of operations. If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our Class A ordinary shares could decline and you may lose all or part of your investment.

Risks Related to the Offering

A limited market may exist for our Class A Ordinary Shares which could lead to price volatility.

Our Class A Ordinary Shares trade on the Nasdaq Global Market. There can be no assurance, however, that the trading market for our Class A Ordinary Shares will be robust. A limited trading market for our Class A Ordinary Shares may cause fluctuations in the market value of our Class A Ordinary Shares to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market for our Class A Ordinary Shares.

There can be no assurance that our Class A Ordinary Shares will continue to trade on Nasdaq or another national securities exchange.

Our Class A Ordinary Shares and warrants are currently listed on Nasdaq. There can be no assurance, however, that we will be able to maintain compliance with the Nasdaq listing standards in the future. If we fail to maintain compliance with all of the Nasdaq listing standards, our Class A Ordinary Shares and warrants may no longer be listed on the Nasdaq Global Market or another national securities exchange and the liquidity and market price of our Class A Ordinary Shares may be adversely affected.

A substantial number of Class A Ordinary Shares may be issued pursuant to the terms of the Securities Subscription Agreement, Placement Notes and Placement Warrants, which could cause the price of our Class A Ordinary Shares to decline.

Assuming all $20 million of Placement Notes are issued pursuant to the Securities Subscription Agreement, the Placement Notes would be convertible by the holders into an aggregate of 100,000,000 Class A Ordinary Shares (assuming a minimum conversion price of $0.20); provided, however, that the Placement Notes would be convertible by the holders into an aggregate of 400,000,000 Class A Ordinary Shares if the conversion price is adjusted down to $0.05 as provided for in the Placement Notes. Additionally, assuming all $20 million of Placement Notes are issued pursuant to the Securities Subscription Agreement, we would issue to the subscribers Placement Warrants to subscribe for an aggregate of _________ Class A Ordinary Shares (assuming a minimum exercise price of $____). If all Class A Ordinary Shares were issued upon conversion of the Placement Notes and upon exercise of the Placement Warrants, they would represent approximately __% of our outstanding Class A Ordinary Shares as of _______, 2024 (without taking into account the limitations on conversion and exercise of the Placement Notes and Placement Warrants as described elsewhere in this prospectus).

The actual number of Class A Ordinary Shares issued will be determined based on the then current market price (but not more than the fixed conversion price or less than the minimum conversion price with respect to the shares issuable in respect of Placement Notes, or more than the fixed exercise price or less than the minimum exercise price with respect to the shares issuable in respect of the Placement Warrants, as described in section titled “Private Placement of Notes and Warrants” below). We cannot predict the market price of our Class A Ordinary Shares at any future date, and therefore, we are unable to accurately forecast or predict the total number of shares that ultimately may be issued under the Placement Notes and Placement Warrants. The number of Class A Ordinary Shares to be issued also may be substantially greater if we voluntarily reduce the conversion price of the Placement Notes as permitted under such notes.

The Placement Notes likely will be converted, and the Placement Warrants likely exercised, only at times when it is economically beneficially for the holders to do so. The issuance of these shares will dilute our other equity holders, which could cause the price of our Class A Ordinary Shares to decline.

Sales of substantial amounts of our Class A Ordinary Shares by the selling shareholders, or the perception that these sales could occur, could adversely affect the price of our Class A Ordinary Shares.

The sale by the selling shareholders of a significant number of Class A Ordinary Shares could have a material adverse effect on the market price of our Class A Ordinary Shares. In addition, the perception in the public markets that the selling shareholders may sell all or a portion of their shares as a result of the registration of such shares for resale pursuant to this prospectus could also in and of itself have a material adverse effect on the market price of our Class A Ordinary Shares. We cannot predict the effect, if any, that market sales of those Class A Ordinary Shares or the availability of those Class A Ordinary Shares for sale will have on the market price of our Class A Ordinary Shares.

Our share price may be volatile, and purchasers of our securities could incur substantial losses.

Our share price is likely to be volatile. The stock market in general, and the market for green energy companies in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their Class A Ordinary Shares at or above the price at which they purchase it in this offering. The market price for our Class A Ordinary Shares may be influenced by many broad market and industry factors. These broad market and industry factors may seriously harm the market price of our Class A Ordinary Shares, regardless of our operating performance. In addition, the market price for our Class A Ordinary Shares may be subject to price movements that may not comport with macro, industry or company-specific fundamentals, including, without limitation, the sentiment of retail investors (including as may be expressed on financial trading and other social media sites and online forums), the direct access by retail investors to broadly available trading platforms, the amount and status of short interest in our securities, access to margin debt, trading in options and other derivatives on our Class A Ordinary Shares and any related hedging and other trading factors. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, financial condition, results of operations and growth prospects.

We do not intend to pay any dividends on our Class A Ordinary Shares at this time.

We have not paid any cash dividends on our Class A Ordinary Shares to date. The payment of cash dividends on our Class A Ordinary Shares in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition and will be within the discretion of our board of directors. Our outstanding indebtedness may also limit our ability to pay dividends on our Class A Ordinary Shares. It is the present intention of our Board of Directors to retain all earnings, if any, for use in our business operations and, accordingly, our Board of Directors does not anticipate declaring any dividends on our Class A Ordinary Shares in the foreseeable future. As a result, any gain you will realize on our Class A Ordinary Shares will result solely from any appreciation of such shares.

We may need substantial additional funding and may be unable to raise capital when needed, which could force us to delay, reduce, eliminate or abandon growth initiatives or product development programs.

We intend to continue to make investments to support our business growth, and we may require additional funds to:

●	continue our research and development;

●	pursue additional regulatory clearances and approvals for our products and services;

●	protect our intellectual property rights or defend, in litigation or otherwise, any claims that we infringe third-party patents or other intellectual property rights;

●	fund our operations;

●	manufacture and distribute our products; and

●	promote market acceptance of our products.

Our need for additional funds may be affected by:

●	the cost and timing of expanding our sales, marketing and distribution capabilities;

●	the effect of competing technological and market developments; and

●	the extent to which we acquire or invest in businesses, products and technologies, although we currently have no commitments or agreements relating to any of these types of transactions.

Debt or preferred share financing, if available, may involve covenants restricting our operations or our ability to incur additional debt or issue additional preferred shares, and may contain other terms that are not favorable to us or our shareholders. Additional equity financing may result in substantial dilution to our existing shareholders. If we do not have, or are not able to obtain, sufficient funds, we may have to delay product development initiatives or curtail operations. We also may have to reduce manufacturing, distribution, marketing, customer support or other resources devoted to our products.

The requirement that we repay the Placement Notes and interest thereon in cash upon maturity, and the restrictive covenants contained in the Placement Notes, could adversely affect our business plan, liquidity, financial condition, and results of operations.

To the extent the Placement Notes are not converted into Placement Note Shares at the option of the holder upon maturity of the Placement Notes, we will be required to repay the Placement Notes and interest thereon in cash. We may also be required to repay the Placement Notes and interest thereon in cash in certain other circumstances. For example, we will be required to repay the outstanding principal balance and accrued but unpaid interest, along with a premium, upon the occurrence of a Change of Control (as defined in the Placement Notes). In addition, the Placement Notes contain restrictive covenants, including financial covenants. These obligations and covenants could have important consequences on our business. In particular, they could:

●	require us to dedicate a substantial portion of our cash flow from operations to payments on the Placement Notes;

●	limit, among other things, our ability to borrow additional funds and otherwise raise additional capital, and our ability to conduct acquisitions, joint, ventures or similar arrangements;

●	limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;

●	increase our vulnerability to general adverse economic and industry conditions; and

●	place us at a competitive disadvantage compared to our competitors that have lower fixed costs.

The debt service requirements of our other outstanding indebtedness as well as any other indebtedness or preferred shares we incur or issue in the future, our ability to so issue also being limited by the covenants of the Placement Notes, and the restrictive covenants contained in the governing documents for such indebtedness, could intensify these risks.

In the event we are required to repay the Placement Notes in cash, we may seek to refinance the remaining balance, by either refinancing with the holders of the Placement Notes, by raising sufficient funds through a sale of equity or debt securities or by obtaining a credit facility. No assurances can be given that we will be successful in making the required payments under the Placement Notes, or in refinancing our obligations on favorable terms, or at all, particularly as our capacity to obtain such financing is limited by restrictions imposed on us by the covenants of the Placement Notes. Should we determine to refinance, it could be dilutive to shareholders.

If we are unable to make the required cash payments when due, there could be a default under the Placement Notes. In such event, or if a default otherwise occurs under the Placement Notes, the holders of the Placement Notes could require us to immediately repay the outstanding principal and interest on the Placement Notes in cash at a premium. Furthermore, if we are unable to make the required cash payment when due, we will incur a “late charge” in an amount equal to interest on the overdue amount at the rate of eighteen percent (18%) per annum from the date such amount was due until the same is paid in full.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions, or strategies regarding the future. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus and in the documents incorporated by reference in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors incorporated by reference or described in “Risk Factors,” as well as the following:

●	our goals and growth strategies;

●	our future prospects and market acceptance of products and services;

●	our future business development, financial condition and results of operations;

●	changes in our revenue, costs or expenditures;

●	our expectations regarding the demand for, and market acceptance of, our products and services;

●	general economic and business conditions in the markets in which we operate;

●	growth and competition in the markets in which we operate;

●	relevant government policies and regulations relating to our business and industry;

●	our ability to obtain additional financing when and if needed;

●	the length and severity of a public health crisis, such as the COVID-19 pandemic, including its impact on our business and on demand, project development, construction, operations, and maintenance, finance, and our global supply chains, actions that may be taken by governmental authorities to contain the outbreak or treat its impacts, and the ability of our customers, suppliers, vendors, and other counterparties to fulfill their contractual obligations to us; and

●	the assumptions underlying or related to any of the foregoing.

Should one or more of these risks or uncertainties materialize, or should any of our expectations, assumptions or beliefs otherwise prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

PRIVATE PLACEMENT OF NOTES AND WARRANTS

Summary

On November 21, 2023, we entered into the Securities Subscription Agreement for the Private Placement with the selling shareholders. Pursuant to the Securities Subscription Agreement, the selling shareholders committed to subscribe for Placement Notes in the aggregate principal amount of up to $20 million, in tranches based on certain requirements set forth in the Securities Subscription Agreement. The initial tranche of the Private Placement to be closed upon in the initial closing is $1.15 million. A condition to the closing of the initial tranche of Placement Notes is the filing and effectiveness of the registration statement of which this prospectus forms a part.

Securities Subscription Agreement

The Securities Subscription Agreement contains certain representations and warranties, covenants and indemnities customary for similar transactions. Under the Securities Subscription Agreement, we also agreed to the following additional covenants:

●	So long as any of the selling shareholders own any Placement Notes or Placement Warrants, we will not effect or enter an agreement to effect any variable rate transaction.

●	So long as any of the selling shareholders own any Placement Notes or Placement Warrants, we will not issue any equity security or equity-linked security, except (i) Class A Ordinary Shares or standard options to purchase Class A Ordinary Shares to directors, officers or employees of the Company in their capacity as such pursuant to an approved equity incentive plan not in excess of 5% of the outstanding shares as of the Subscription Date (as defined in the Placement Notes); (ii) Class A Ordinary Shares issued upon the conversion or exercise of convertible securities (other than those that are covered by clause (i) above) issued prior to the date of the Securities Subscription Agreement, provided that the conversion, exercise or other method of issuance (as the case may be) of any such convertible security is made solely pursuant to the conversion, exercise or other method of issuance (as the case may be) provisions of such convertible security in effect on the date immediately prior to the date of the Securities Subscription Agreement; (iii) the Placement Note Shares; (iv) the Placement Warrant Shares; and (v) issuances of Ordinary Shares in strategic transactions by the Company provided that (x) such issuances, in the aggregate, do not exceed ten percent (10%) of the number of the Company’s Ordinary Shares then issued and outstanding, (y) such Ordinary Shares are subject to contractual six (6) month lockup restrictions reasonably satisfactory to the selling shareholders and (z) such issuances are limited to transactions with customers, suppliers or peers operating within the Company’s industry.

In addition, we granted the investors participation rights in future equity and equity-linked offerings of securities during the six (6) months after the date of the Securities Subscription Agreement in an amount of up to 100% of the securities being sold in such offerings.

Placement Notes

General

The Placement Notes were issued with an original issue discount of 2%. On the second anniversary of the date of issuance (the “Maturity Date”), the Company shall pay to the holder an amount in cash representing 100% of all outstanding principal and accrued and unpaid interest. The Placement Notes are convertible into Placement Note Shares at any time at the option of the holder, as described further below.

Interest

The Placement Notes accrue interest at a rate of 4.0% per annum over the Secured Overnight Financing Rate (SOFR). After the occurrence and during the continuance of an Event of Default (as defined in the Placement Notes), the Placement Notes will accrue interest at the rate of 18.0% per annum. See “—Events of Default” below.

Conversion

Holders of the Placement Notes are entitled at any time and from time to time to convert all or any portion of the outstanding and unpaid principal, interest and late fees if any (collectively, the “Conversion Amount”), into validly issued, fully paid and non-assessable Placement Note Shares in accordance with the Conversion Rate (as defined below). The Company shall not issue any fraction of a Placement Note Share upon any conversion. If the issuance would result in the issuance of a fraction of a Placement Note Share, the Company shall round such fraction of a Placement Note Share up to the nearest whole share.

The number of Placement Note Shares issuable upon conversion of any Placement Note (the “Conversion Rate”) is determined by dividing (x) the Conversion Amount by (y) the higher of (i) the Minimum Conversion Price (ii) 90% of the VWAP of the Class A Ordinary Shares on a day selected by the Investor out of the Five (5) Trading Days immediately prior to the date of conversion. The “Minimum Conversion Price” shall be set at $0.20 provided that if at any time while the Placement Note is outstanding, the three (3) day VWAP of the Class A Ordinary Shares is less than $0.20, then the Minimum Conversion Price shall thereafter equal $0.05.

Trading Price Redemption

If, at any time prior to the Maturity Date, the VWAP of the Company’s Class A Ordinary Shares for any ten (10) trading day period is less than the Minimum Conversion Price, then the holder shall have the right, but not the obligation, to require us to redeem the Placement Note in full at a price equal to 108% of all outstanding principal and accrued and unpaid interest and accrued and unpaid late charges, if any, on such principal and interest.

Conversion Limitation

Holders of a Placement Note shall not have the right to convert any portion of the Placement Note pursuant to the extent that after giving effect to such conversion, the holder together with the other Attribution Parties (as defined below) collectively would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the Class A Ordinary Share outstanding immediately after giving effect to such conversion.

“Attribution Parties” as used above means, collectively, the following persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the issuance date of the Placement Notes, directly or indirectly managed or advised by the holder’s investment manager or any of its affiliates or principals, (ii) any direct or indirect affiliates of the holder or any of the foregoing, (iii) any person acting or who could be deemed to be acting as a group together with the holder or any of the foregoing and (iv) any other persons whose beneficial ownership of the Class A Ordinary Shares would or could be aggregated with the holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act.

Events of Default

The Placement Notes contain certain customary Events of Default, including, among other things, the failure of the registration statement to be filed, become or remain effective in accordance with certain deadlines set forth in the Registration Rights Agreement, and breach of the financial covenants described in “—Covenants” below.

In connection with an Event of Default, a noteholder may require us to redeem in cash any or all of a Placement Note (“Event of Default Redemption”). The redemption price (except in the case of certain Events of Default relating to bankruptcy) will equal the greater of (i) 125% of the Conversion Amount being redeemed and (ii) the Conversion Rate with respect to the Conversion Amount in effect at such time as the holder delivers notice of Event of Default Redemption multiplied by the greatest closing sale price of the Class A Ordinary Shares on any trading day during the period commencing on the date immediately preceding such Event of Default and ending on the date the Company makes the entire redemption payment.

Change of Control

In connection with a Change of Control (as defined in the Placement Notes), a holder may require us to redeem all or any portion of each Placement Note (“Change of Control Redemption”). The redemption price per share will equal the greatest of (i) 125% of the Conversion Amount being redeemed, (ii) the product of 125% multiplied by the product of (A) the Conversion Amount being redeemed multiplied by (B) the quotient determined by dividing (I) the greatest closing sale price of the Class A Ordinary Shares during the period beginning on the date immediately preceding the earlier to occur of (1) the consummation of the applicable Change of Control and (2) the public announcement of such Change of Control, and ending on the date the holder delivers notice of the Change of Control Redemption by (II) the Conversion Price then in effect and (iii) the product of 125% multiplied by the product of (A) the Conversion Amount being redeemed multiplied by (B) the quotient of (I) the aggregate cash consideration and the aggregate cash value of any non-cash consideration per Class A Ordinary Share to be paid to the holders of the Class A Ordinary Shares upon consummation of such Change of Control (any such non-cash consideration constituting publicly-traded securities shall be valued at the highest of the closing sale price of such securities as of the trading day immediately prior to the consummation of such Change of Control, the closing sale price of such securities on the trading day immediately following the public announcement of such proposed Change of Control and the closing sale price of such securities on the trading day immediately prior to the public announcement of such proposed Change of Control) divided by (II) the Conversion Price then in effect.

Holder Rights upon Issuance of Purchase Rights, Corporate Events, and Issuance of other Securities

If at any time we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders Class A Ordinary Shares (the “Purchase Rights”), then the holder of the Placement Note will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of Class A Ordinary Shares acquirable upon complete conversion of the Placement Note (without taking into account any limitations or restrictions on the convertibility of the Placement Note and assuming for such purpose that the Note was converted at the then effective Minimum Conversion Price as of the applicable record date) immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights.

Prior to the consummation of any Fundamental Transaction (as defined in the Placement Notes) pursuant to which holders of Class A Ordinary Shares are entitled to receive securities or other assets with respect to or in exchange for Class A Ordinary Shares (a “Corporate Event”), a holder of a Placement Note will thereafter have the right to receive upon a conversion of the Placement Note, such securities or other assets to which the holder would have been entitled with respect to such Class A Ordinary Shares had such Class A Ordinary Shares been held by the holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of the Placement Note).

Subject to certain exceptions of and whenever we issue or sell, or are deemed to have issued or sold, any Class A Ordinary Shares (including the issuance or sale of Class A Ordinary Shares owned or held by or for the account of the Company issued or sold or deemed to have been issued or sold) for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such issuance or sale or deemed issuance or sale (the foregoing a “Dilutive Issuance”), then, immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price.

Covenants

We will be subject to certain customary affirmative and negative covenants regarding the incurrence of indebtedness, the existence of liens, the repayment of indebtedness, the payment of cash in respect of dividends, distributions or redemptions, and the transfer of assets, among other matters.

Placement Warrants

General

Each Placement Warrant enables its holder to subscribe for, at any time after the issuance date thereof and from time to time, at the Exercise Price (as defined below) then in effect, fully paid and non-assessable Class A Ordinary Shares (the “Placement Warrant Shares”), as described further below.

Exercisability

The exercise price per share of the Placement Warrants (the “Exercise Price”) is 130% of the VWAP of the Class A Ordinary Shares during the five (5) trading days immediately preceding the issuance of such Placement Warrant, subject to adjustment as described further below.

Exercise Period

Placement Warrants are exercisable at any time and from time to time until 11:59 p.m. on the date that is the second (2nd) anniversary of the issuance date of the Placement Warrant or, if such date falls on a day other than a trading day, the next date that is not a trading day.

Cashless Exercise

If at any time during the term of the Placement Warrant, a registration statement covering the resale of the Placement Warrant Shares issuable upon exercise of the Placement Warrants is not effective, the Holder may, in its sole discretion, exercise the Placement Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated, elect instead to receive upon such exercise the “Net Number” of Placement Warrant Shares determined according to the following formula:

Net Number =	(A x B) - (A x C)
D

.

For purposes of the foregoing formula:

A= the total number of shares with respect to which the Placement Warrant is then being exercised.

B = the VWAP of the Class A Ordinary Shares at the close of business as of the trading day immediately prior to the date of the delivery of the applicable Exercise Notice.

C = the Exercise Price then in effect for the applicable Placement Warrant Shares at the time of such exercise.

D = the VWAP of the Class A Ordinary Shares at the close of business on the date of the delivery of the applicable Exercise Notice.

No Rights as a Shareholder

Except as described above, holders of Placement Warrants do not have the rights or privileges of holders of Class A Ordinary Shares or any voting rights until they exercise their Placement Warrants and receive Placement Warrant Shares. After the issuance of Placement Warrant Shares upon exercise of the Placement Warrants, each holder will be entitled to one vote for each Placement Warrant Share held of record on all matters to be voted on by holders of Class A Ordinary Shares.

No Fractional Shares

No fractional Placement Warrant Shares (nor, for avoidance of doubt, any other Class A Ordinary Shares or any other security) are to be issued upon the exercise of a Placement Warrant, but rather the number of Placement Warrant Shares to be issued shall be rounded up to the nearest whole number.

Exercise Limitation

The ability for a holder of a Placement Warrant to be exercised is subject to the same limitation and exchange cap as the ability for a holder of a Placement Note to be exercised. A holder shall not have the right to exercise any portion of the Placement Warrant to the extent that after giving effect to such exercise, the holder together with the other Attribution Parties collectively would beneficially own in excess of the Maximum Percentage of the Class A Ordinary Shares outstanding immediately after giving effect to such conversion.

Adjustment of Exercise Price and Number of Placement Warrant Shares

The Exercise Price and the Number of Placement Warrant Shares the Placement Warrants are exercisable to subscribe for are subject to customary adjustment terms, including that in the event we (i) pay a stock dividend on our then-outstanding Class A Ordinary Shares or otherwise make a distribution on any class of capital stock that is payable in Class A Ordinary Shares, (ii) subdivide (by any stock split, stock dividend, recapitalization or otherwise) our then-outstanding Class A Ordinary Shares into a larger number of shares or (iii) combine (by combination, reverse stock split or otherwise) our then-outstanding Class A Ordinary Shares into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of Class A Ordinary Shares outstanding immediately before such event and of which the denominator shall be the number of Class A Ordinary Shares outstanding immediately after such event.

The Exercise Price of the Placement Warrants is subject to adjustment in accordance with the adjustment of the Conversion Price of the Placement Notes as described above. If and whenever we issue or sell, or are deemed to have issued or sold, any Class A Ordinary Shares (including the issuance or sale of Class A Ordinary Shares owned or held by or for the account of the Company, but excluding any Excluded Securities issued or sold or deemed to have been issued or sold) in a Dilutive Issuance, then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the New Issuance Price. Simultaneously with any adjustment to the Exercise Price, the number of Placement Warrant Shares that may be issuable upon exercise of the Placement Warrants shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable thereunder for the adjusted number of Placement Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained therein).

Fundamental Transaction Redemption

In connection with our consummation of a Fundamental Transaction (as defined in the Placement Warrant), the Holder may require us (or a successor entity, as the case may be) to purchase the Placement Warrant from the Holder by paying to the Holder cash in an amount equal to the Black Scholes Value (as defined in the Placement Warrant).

Registration Rights

In connection with the Private Placement, we entered into the Registration Rights Agreement with the selling shareholders. Pursuant to the Registration Rights Agreement, we have granted certain registration rights to the investors. The Registration Rights Agreement requires us to have a registration statement covering the resale of the Class A Ordinary Shares underlying the Placement Notes (the “Required Registration Statement”) declared effective as a condition to any issuance of Placement Notes. The Registration Rights Agreement also grants the investors customary “piggyback” registration rights. We will be required to pay certain Registration Delay Payments (as defined in the Registration Rights Agreement) to the selling shareholders upon the occurrence of certain events as detailed in the Registration Rights Agreement.

Forms of the Securities Subscription Agreement, the Placement Notes, the Placement Warrants and the Registration Rights Agreement are incorporated as exhibits to the Registration Statement of which this prospectus forms a part and are incorporated herein by reference. The summary of such agreements contained in this prospectus is qualified in its entirety by reference to the text of such agreements. We urge you to read such agreements in full.

USE OF PROCEEDS

All the Class A ordinary shares sold under this prospectus will be sold or otherwise disposed of for the account of the selling shareholders, or their pledgees, assignees or successors-in-interest. We will not receive any of the proceeds from the sale by the selling shareholders of the Class A Ordinary Shares, although we may receive up to a maximum of $_____ from the exercise of warrants exercised by the selling shareholders assuming such warrants are exercised for cash (assuming the $1.15 million of Placement Notes are issued in the initial tranche). We will bear all fees and expenses incident to our obligation to register the Class A Ordinary Shares. The selling shareholders will bear all commissions and discounts, if any, attributable to their sales of the Class A Ordinary Shares.

SELLING SHAREHOLDERS

The Class A Ordinary Shares being offered by the selling shareholders are those issuable to the selling shareholders upon conversion of the Placement Notes and exercise of the Placement Warrants. For additional information regarding the issuance of the Placement Notes and the Placement Warrants, see “Private Placement of Notes and Warrants” above. We are registering the Class A Ordinary Shares in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the Placement Notes and the Placement Warrants issued pursuant to the Securities Subscription Agreement, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the ordinary shares held by each of the selling shareholders. The second column lists the number of Class A Ordinary Shares beneficially owned by the selling shareholders, based on their respective ownership of Class A Ordinary Shares, Placement Notes and Placement Warrants, as of ________, 2024, assuming conversion of the Placement Notes and exercise of the Placement Warrants held by each such selling shareholder on that date but taking account of any limitations on conversion and exercise set forth therein.

The third column lists the Class A Ordinary Shares being offered by this prospectus by the selling shareholders and does not take in account any limitations on (i) conversion of the Placement Notes set forth therein or (ii) exercise of the Placement Warrants set forth therein.

In accordance with the terms of the registration rights agreement with the holders of the Placement Notes and Placement Warrants, this prospectus generally covers the resale of 200% of the sum of (i) the maximum number of Class A Ordinary Shares issued or issuable pursuant to the Placement Notes, and (ii) the maximum number of Class A Ordinary Shares issued or issuable upon exercise of the Placement Warrants, in each case, determined as if the outstanding Placement Notes and Placement Warrants were converted or exercised (as the case may be) in full (without regard to any limitations on conversion or exercise contained therein solely for the purpose of such calculation) and that the Placement Notes were converted at a conversion price equal to the Minimum Conversion Price. Because the conversion price of the Placement Notes and the exercise price of the Placement Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the Placement Notes and the Placement Warrants, a selling shareholder may not convert the Placement Notes or exercise the Placement Warrants to the extent (but only to the extent) such selling shareholder or any of its affiliates would beneficially own a number of ordinary shares which would exceed 9.99% of the outstanding shares of the Company. The number of shares in the second column reflects these limitations. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Class A Ordinary Shares Owned Prior to Offering	Maximum Number of Class A Ordinary Shares to be Sold Pursuant to this Prospectus	Number of Class A Ordinary Shares of Owned After Offering
Belike Nominees PTY Limited	0

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization at December 31, 2022, as follows:

●	on an historical actual basis, and

●	on an as adjusted basis, after giving effect to the sale by us of securities offered under our At Market Issuance Sales Agreement with H.C. Wainwright & Co., LLC and Fearnley Securities, Inc.

You should read this table together with our financial statements and the related notes thereto, as well as “Management’s Discussions and Analysis of Financial condition and Results of Operations” and the other financial information incorporated by reference in this prospectus from our SEC filings, including our Annual Report.

In thousands except share and per share data	As December 31, 2022	Pro Forma As Adjusted
Cash and cash equivalents	8,164	8,164
Derivative Financial instruments – warrants	7,651	7,651
Total debt	7,651	7,651

Equity
Share capital: €0.0001 per share, 100,000,000 shares authorized, 13,805,649 shares issued	2	2
Share premium	217,156	220,005
Share based payment reserve	3,972	3,972
Retained earnings	(191,777)	(191,777)
Total equity	29,353	32,202

Total capitalization	37,004	39,853

The foregoing table does not take into account the exercise or conversion of our convertible securities as set forth in footnote 1 in “Prospectus Summary – The Offering.”

PLAN OF DISTRIBUTION

We are registering the Class A Ordinary Shares issuable upon conversion of the Placement Notes and exercise of the Placement Warrants to permit the resale of these Class A Ordinary Shares by the holders of the Placement Notes and Placement Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the Class A Ordinary Shares, although we may receive up to a maximum of $_____ from the exercise of warrants exercised by the selling shareholders assuming such warrants are exercised for cash (assuming the $1.15 million of Placement Notes are issued in the initial tranche). We will bear all fees and expenses incident to our obligation to register the Class A Ordinary Shares.

The selling shareholders may sell all or a portion of the Class A Ordinary Shares held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Class A Ordinary Shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Class A Ordinary Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the Registration Statement is declared effective by the SEC;

•	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell Class A Ordinary Shares under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling shareholders may transfer the Class A Ordinary Shares by other means not described in this prospectus. If the selling shareholders effect such transactions by selling Class A Ordinary Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the Class A Ordinary Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Class A Ordinary Shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Class A Ordinary Shares in the course of hedging in positions they assume. The selling shareholders may also sell Class A Ordinary Shares short and deliver Class A Ordinary Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge Class A Ordinary Shares to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the Placement Notes, Placement Warrants or Class A Ordinary Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Class A Ordinary Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the Class A Ordinary Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Under the securities laws of some states, the Class A Ordinary Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Class A Ordinary Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the Class A Ordinary Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Class A Ordinary Shares by the selling shareholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Class A Ordinary Shares to engage in market-making activities with respect to the Class A Ordinary Shares. All of the foregoing may affect the marketability of the Class A Ordinary Shares and the ability of any person or entity to engage in market-making activities with respect to the Class A Ordinary Shares.

We will pay, or procure the payment of, all expenses of the registration of the Class A Ordinary Shares pursuant to the registration rights agreement, estimated to be $[ ] in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Class A Ordinary Shares will be freely tradable in the hands of persons other than our affiliates.

EXPENSES

The following table sets forth the costs and expenses payable by us in connection with registering the securities offered hereby. All amounts listed below are estimates except the SEC registration fee.

Itemized expense	Amount
SEC registration fee	$
Legal fees and expenses	$
Accounting fees and expenses	$
Transfer agent and registrar fees	$
Miscellaneous	$
Total	$

Our costs and expenses relating to each sale of securities being registered hereby will be provided by a prospectus supplement.

LEGAL MATTERS

Graubard Miller, New York, New York, is acting as counsel in connection with the registration of our securities under the Securities Act and will pass upon pass upon certain legal matters for us with respect to the offering of our securities. Arthur Cox LLP, Dublin, Ireland, will pass upon the validity of the securities offered in this prospectus and on matters of Irish law.

EXPERTS

The consolidated financial statements of Fusion Fuel Green plc as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2022 consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses and negative cash flows from operations raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

Our agent for service of process in the United States is Graubard Miller, our U.S. counsel, located at The Chrysler Building, 405 Lexington Avenue, New York, New York 10174. We are an Irish company and our executive offices are located outside of the United States. Certain of our directors and officers and some of the experts in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is substantial doubt that the courts of Ireland would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 with respect to the securities offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto. The registration statement includes and incorporates by reference additional information and exhibits. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC are available without charge on the website maintained by the SEC at http://www.sec.gov that contains periodic reports and other information regarding registrants that file electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Exchange Act and we file periodic reports and other information with the SEC. These periodic reports and other information are available on the website of the SEC referred to above. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. This prospectus incorporates by reference our documents listed below:

●	our Annual Report on Form 20-F filed with the SEC on May 16, 2023;

●	our reports on Form 6-K filed with the SEC on June 5, 2023, June 8, 2023, August 30, 2023, October 2, 2023, October 10, 2023, November 7, 2023, November 27, 2023 and December 4, 2023; and

●	the description of our securities contained in our Shell Company Report on Form 20-F filed with the SEC on December 17, 2020.

We are also incorporating by reference (i) all subsequent Annual Reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of the initial filing of and prior to the effectiveness of the registration statement of which this prospectus forms a part, and (ii) all such Annual Reports and certain reports on Form 6-K that we file after the effectiveness of the registration statement of which this prospectus forms a part, until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated (in each case, if such Form 6-K states that it is incorporated by reference into this prospectus).

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC and incorporated by reference herein will automatically update and supersede the information contained in this prospectus and in any document previously incorporated by reference in this prospectus.

You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement not delivered with the prospectus. We will provide these reports or documents upon written or oral request at no cost to the requester. Requests for such documents should be made to Fusion Fuel Green plc, Attn: Mr. Gavin Jones, Chief Financial Officer, The Victorians, 15-18 Earlsfort Terrace, Saint Kevin’s, Dublin 2, D02 YX28, Ireland. Such documents may also be accessed free of charge on our website at www.fusion-fuel.eu.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8.	Indemnification of Directors and Officers.

Pursuant to the Fusion Fuel’s M&A, subject to the provisions of and so far as may be permitted by the Companies Act, every person who is or was a director, officer or employee of Fusion Fuel, and each person who is or was serving at the request of Fusion Fuel as a director, officer or employee of another company, or of a partnership, joint venture, trust or other enterprise, shall be entitled to be indemnified by Fusion Fuel against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto, including any liability incurred by him or her in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him or her as a director, officer or employee of Fusion Fuel or such other company, partnership, joint venture, trust or other enterprise, and in which judgment is given in his or her favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part) or in which he or she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court.

The Companies Act prescribes that such an indemnity only permits a company to indemnify any officer against any liability incurred by him or her (i) in defending proceedings where judgment is given in any civil or criminal action in his or her favour or in which he or she is acquitted, (ii) in connection with any proceedings for negligence, default, breach of duty or breach of trust against the officer where an Irish court grants relief because it appears to the court that the officer in question is or may be liable in respect of the negligence, default, breach of duty or breach of trust but that he or she acted honestly and reasonably and should therefore be granted relief from such liability or (iii) in connection with an application made by the officer to be relieved of liability in respect of a claim that the officer apprehends will be made against him or her in respect of any negligence, default, breach of duty or breach of trust, if such relief is granted to the officer by the court.

Fusion Fuel is permitted under its M&A and the Companies Act to purchase directors’ and officers’ liability insurance, as well as other types of insurance, for its directors, officers and employees.

Fusion Fuel has entered into deeds of indemnity with its directors and executive officers. Given the director indemnification limitations arising under Irish law, Fusion Fuel’s subsidiary, Fusion Fuel Portugal, S.A. (“Fusion Fuel Portugal”), has also entered into such deeds of indemnity. These agreements, among other things, require Fusion Fuel and Fusion Fuel Portugal to jointly and severally indemnify Fusion Fuel’s directors and executive officers as well as Fusion Fuel Portugal’s directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such director or executive officer in any action or proceeding arising out of their services as one of Fusion Fuel’s or Fusion Fuel Portugal’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at Fusion Fuel’s or Fusion Fuel Portugal’s request. We believe that these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Fusion Fuel pursuant to the foregoing provisions, Fusion Fuel has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 9.	Exhibits.

The exhibits filed herewith or incorporated by reference herein are listed in the Exhibit Index below.

Item 10.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F (§ 249.220f of this chapter) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act (15 U.S.C. 77j(a)(3)) need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§ 239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Estoril, Portugal, on the 6th day of February, 2024.

FUSION FUEL GREEN plc

By:	/s/ Frederico Figueira de Chaves
Frederico Figueira de Chaves
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frederico Figueira de Chaves as his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this proxy statement/prospectus and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Title	Date

By:	/s/ Frederico Figueira de Chaves	Chief Executive Officer and Director	February 6, 2024
	Frederico Figueira de Chaves	(Principal Executive Officer)

By:	/s/ Gavin Jones	Chief Financial Officer and Chief Accounting Officer	February 6, 2024
	Gavin Jones	(Principal Financial and Accounting Officer)

By:	/s/ Jeffrey E. Schwarz	Director	February 6, 2024
Jeffrey E. Schwarz

By:	/s/ Rune Magnus Lundetrae	Director	February 6, 2024
Rune Magnus Lundetrae

By:	/s/ Alla Jezmir	Director	February 6, 2024
Alla Jezmir

By:	/s/ Theresa Jester	Director	February 6, 2024
Theresa Jester

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Fusion Fuel Green PLC has signed this registration statement or amendment thereto in New York, NY, on the 6th day of February, 2024.

By:	/s/ Jeffrey E. Schwarz
Name:	Jeffrey E. Schwarz
Title:	Authorized representative

EXHIBIT INDEX

Exhibit No.	Description

3.1	Memorandum and Articles of Association of Fusion Fuel Green plc (incorporated by reference to Exhibit 3.1 filed with the Company’s Shell Company Report on Form 20-F filed with the SEC on December 17, 2020).

4.1	Specimen Class A Ordinary Share Certificate of Fusion Fuel Green plc (incorporated by reference to Exhibit 4.1 filed with the Company’s Registration Statement on Form F-4/A, File No. 333-245052, filed with the SEC on October 9, 2020).

4.2	Form of Placement Note (incorporated by reference to Exhibit 4.1 filed with the Company’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on November 27, 2023).

4.3	Form of Placement Warrant (incorporated by reference to Exhibit 4.2 filed with the Company’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on November 27, 2023).

5.1	Opinion of Arthur Cox LLP.*

5.2	Opinion of Graubard Miller.*

10.1	Form of Securities Subscription Agreement between the Company and the Investors, dated as of November 21, 2023 (incorporated by reference to Exhibit 10.1 filed with the Company’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on November 27, 2023).

10.2	Form of Registration Rights Agreement between the Company and the Investors, dated as of November 21, 2023 (incorporated by reference to Exhibit 10.2 filed with the Company’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on November 27, 2023).

23.1	Consent of KPMG.

23.2	Consent of Arthur Cox LLP (included in Exhibit 5.1)*

23.3	Consent of Graubard Miller (included in Exhibit 5.2)*

24.1	Power of attorney (included on signature page).

107	Calculation of Filing Fees Table

*	To be filed by amendment